Exhibit 10.22

TERM LOAN PROMISSORY NOTE

$3,000,000	July 1, 2021

FOR VALUE RECEIVED, Bonne Santé Group, Inc., a Delaware corporation (“BSG”), Bonne Santé Natural Manufacturing, Inc. f/k/a Millenium Natural Manufacturing Corp., a Florida corporation (“BSG Manufacturing”), and Doctors Scientific Organica, LLC, a Florida limited liability company (together with BSG and BSG Manufacturing, the “Borrower” or the “Company” or the “Maker”), promises to pay in lawful money of the United States to the order of Diamond Creek Capital, LLC (“Holder”) the principal sum of Three Million Dollars ($3,000,000), or, if less, so much thereof as may from time to time be advanced as Loans by Holder to Borrower hereunder, together with any and all accrued but theretofore unpaid interest thereon, as hereinafter provided.

This Promissory Note is issued pursuant to, and is subject to, that certain Loan Agreement between Maker and Holder dated as of even date herewith (“Loan Agreement”). In the event of any inconsistency or conflict between the Loan Agreement and this Promissory Note, the terms, conditions and provisions of the Loan Agreement shall govern and control. Capitalized terms that are defined in the Loan Agreement and not otherwise defined herein have, unless the context otherwise requires, the respective meanings given to them in the Loan Agreement.

The outstanding principal hereof, and all accrued and unpaid interest, shall bear interest at the rate (including the Default Rate and Post-Maturity Rate, as applicable) provided in the Loan Agreement and shall be payable pursuant to the terms of the Loan Agreement. Payments shall be due and payable to Holder at 11378 Villa Bellagio Drive, Las Vegas, NV 89141 or at such other address as the holder hereof may provide by written notice. The Borrower shall repay to the Holder any unpaid principal of, and all accrued and unpaid interest on, the Loan, and all fees, indemnities or any other Obligations of the Borrower under the Loan Agreement and the other Loan Documents on the Maturity Date. The Closing Fee and fees and expenses set forth in the Flow of Funds Agreement shall be offset by Holder against the Loan made pursuant to this Promissory Note such that the actual payment received by Maker with respect to such Loan shall be net of such amounts.

The obligations of Maker hereunder shall be secured by all of the tangible and intangible assets of Maker as described in the Security Agreement, and Maker agrees to execute the Security Agreement concurrently herewith to further evidence, and set forth the terms and conditions of, such security interest.

Maker may prepay the amounts owing under this Promissory Note in whole or in part in accordance with the terms of the Loan Agreement.

Maker hereby waives all notices, demands, presentments, protests, and all other suretyship and similar defenses in connection with the execution, delivery, payment and enforcement of this Promissory Note. No indulgence granted by Holder hereof in any instance shall constitute a waiver or consent to any other indulgence in any other similar or dissimilar, prior or subsequent instance. This Promissory Note may not be amended, modified, or supplemented except by written agreement signed by the party against which the enforcement of the amendment, modification, or supplement is sought. Time is of the essence with respect to all obligations of Maker under this Promissory Note.

This Promissory Note shall be governed by the laws of the State of Nevada, without regard to conflict of law principles. Notwithstanding any other provision hereof, in the event that any term for the payment of interest or any other amounts due hereunder shall render this Promissory Note usurious as a matter of Nevada law, then this Promissory Note shall be deemed to have been amended and restated so as to provide for the maximum amount which may be permitted to be collected pursuant to the laws of the State of Nevada without rendering this Promissory Note usurious, and in such event any interest charged or collected in excess of the maximum permissible rate shall be (i) first, applied to outstanding principal under this Promissory Note, (ii) second, applied to any other outstanding Obligations, and (iii) third, returned to Maker, together with interest on the overcharge at the maximum permissible rate. This Promissory Note is executed as a binding obligation of Maker, and may be enforced against Maker and its successors and assigns in the state courts and United States Federal Courts located in or within the State of Nevada.

In Witness Whereof, the Maker has caused this Promissory Note to be signed in its name as of the date hereof.

Bonne Santé Group, Inc.,
a Delaware corporation

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Its:	Executive Chairman

Bonne Santé Natural Manufacturing, Inc.,
a Florida corporation

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Its:	Executive Chairman

Doctors Scientific Organica, LLC,
a Florida limited liability company

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Its:	Executive Chairman